CODE OF ETHICS

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INTRODUCTION

Code of Ethics. Our values in practice.

You have already been introduced to our values. These are shared by all employees, responsible for the establishment of our corporate identity. The Code of Ethics presents the conduct in accordance with the culture and values of TIM. This is your guide to be practiced by you as best as possible. With the observance to the Code of Ethics, we are integrating our ideas and objectives in order to consolidate an identity more and more solid for the Company.

Read and observe the Code of Ethics of TIM. TIM grows and so do you.

Our Values

PROACTIVENESS

This value anticipates and positively influences the events, capturing and developing opportunities, formulating useful proposals and initiatives in pursuit of organizational objectives.

TRANSPARENCY

This value ensures through ethical and transparent conduct the strengthening of internal and external relations, based on loyalty and information exchange principles.

SPEED

This value considers time as an important tool, the optimization of which impacts on service costs and the possibility of internal or external customer loyalty. Even when facing a complex situation and lack of information, it provides quick and efficient solutions.

PROFESSIONAL EXCELLENCE

He/she develops the skills required by his/her field of activity, conveying reliability and credibility to others. He/she is responsible for his/her self-development, using this professional improvement project, as his/her contribution to the success of TIM.

CUSTOMER FOCUS

This value considers both the internal or external customer as its main employer and his/her satisfaction is an essential value. Our employees are able to anticipate or promptly answer the customers' needs.

TEAM WORK

The team collaborates and acts together, minimizing conflicts and maximizing the exchange of information, promoting the utilization of all employees' contributions in pursuit of a common result.

INNOVATION

This value ensures the development of innovative solutions, promoting new ideas to improve the existing processes and systems, thus, reinforcing TIM's positioning in the market.

ENTREPRENEURIAL MOTIVATION

This value is directly responsible for reaching concrete results, assuming the challenges and risks assigned as a growth opportunity, without requiring the management to solve problems, which can be settled within the scope of employee's own activity.

ARTICLE 1 - PREMISE

The Telecom Italia Group (the Group) informs and directs its own internal and external activities in compliance with the principles of this Code, which is a fundamental component of the organisational model and of the internal control system of the Group, in the knowledge that ethics in business is always a guarantee of success.

In this scenario, Telecom Italia has adhered - and encourages all the companies in the Group to adhere - to the United Nations Global Compact on human rights, environment protection, fair working conditions and fight against corruption (United Nations Global Compact), committing to the observance of this institutional agreement, fulfilling environmental and social initiatives, with special reference to: a) environmental policies; b) social policies on child labour, slave labour, health and security on the workplace, freedom of association and the right to collective bargaining, to non-discrimination, to disciplinary actions, to predefined working hours, and to remuneration; c) suppliers relationship in the purchasing procedures of the Group; d) relationship with customers.

This code follows the provisions of the Group, adapting them to the local conditions and needs of TIM's operations, when applicable.

ARTICLE 2 – APPLICABILITY

In this Code are considered - within their respective powers, functions and responsibilities as recipients of this Code - administrative bodies, the board of directors, employees, executives, service providers of all Group companies, partners and contractors who have business relationships with the Group. TIM promotes the

acknowledgement of this Code by its recipients, provides training for their full understanding and requires all them to confirm their knowledge and to formally commit to observe this Code.

ARTICLE 3 – FUNDAMENTAL PRINCIPLES

The Group operates ensuring the excellence of services to its customers, creating at the same time value for the shareholder and the community, complying with the principles established in this Code. Business and financial strategies must be oriented to pursue these values, and so must be the business conduct, based on the efficiency of resources.

The Companies of the Group:

- as members of and responsible for the community in which they operate, must be committed to the observance of the laws locally in force and of the ethical principles accepted in the conduct of business: transparency, uprightness and fair play
- must reject and condemn illegal and improper conduct (including corrupt practices of any nature) in achieving their business targets; these must be pursued exclusively through products and services excellence, quality, cost-effectiveness, experience, customer assistance and innovation
- must adopt organisational solutions to monitor the implementation and compliance with this Code and to prevent that its recipients violate laws and principles of transparency, fairness and uprightness.

ARTICLE 4 – INTERNAL CONTROL AND RISK MANAGEMENT SYSTEM

An efficient and effective internal control and risk management system is a necessary condition for the conduct of business to be in line with the rules and principles of this Code. The internal control and risk management system is a set of rules, policies, procedures and organisational structures designed to ensure: a) the efficiency of corporate management and business, especially of the Company's processes; b) the measurability and verifiability of this

efficiency, including through the traceability of acts and operations; c) the reliability of accounting, financial and management information; d) compliance with all applicable laws and regulations, with the Company Bylaws and with the internal procedures, preserving the Company's assets and preventing frauds against the Group and the financial market; e) identification, measurement, management and monitoring of the

all major risks. All the recipients of this Code are required to contribute in ensuring that the system works properly.

The most important characteristics of the internal control system are the correct designation of obligations and responsibilities, the segregation of duties, the traceability of data and information, the accountability of information and processes, with proper allocation of operational powers and reliability of accounting and management information.

It is a priority for the Companies of the Group the collection, record, process, presentation and disclosure of accounting information presenting the operations accurately, correctly and in detail, in line with the prescriptions of laws, regulations and internal procedures. The responsibility for the pursuit of this objective – which requires the cooperation of all the Code recipients –lies with the management of the Companies of the Group, while the Executive Directors, the Chief Financial Officer and the persons responsible for the financial reports and the operational controls in each Company of the Group are responsible for ensuring an effective system of rules and its compliance.

ARTICLE 5 – RELATIONS WITH STAKEHOLDERS

5.1 Shareholders

The Group ensures equal treatment to all shareholders, in accordance with the statutory restrictions. The benefits of specific group of companies must be conferred in accordance with laws and regulations and without prejudice to the company's proceeds and to the shareholders' rights.

5.2 Customers

The excellence of the Group's products and services is based on efficient customer assistance. The ultimate goal must be to ensure a fast and competent response, capable to meet the customers' through a business conduct

based on fair play, transparency, commitment, courtesy and cooperation and never to the prejudice of competitors, in line with high consideration for customers and with specific disciplinary procedures.

Cooperation, also through formal agreements, with consumer associations and regulatory bodies is considered fundamental.

5.2-*bis*- Competitors

The Group promotes fair competition, aimed at serving the interests of the Group and of all the market operators, customers and stakeholders.

5.2 – *ter*- Suppliers

The Group is committed to ensuring that the purchasing procedures are directed to provide products and services that meet the best market conditions, quality, security and environmental requirements.

5.2. – *quater* -Institutions

The Group maintains a cooperative and transparent relationship with national and international institutions in order to facilitate the dialogue on specific topics of common interest.

5.2 – *quinquies* – The environment

The Group uses resources responsibly, aiming at a sustainable development in respect to the environment and to the future generations' rights and in compliance with the following principles: optimising the use of energy sources and natural resources; minimising the negative impact on the environment and maximising the positive one; spreading a culture based on awareness on environmental issues; committing to continuously improving the performance with environmental impact; adopting purchasing policies that consider environmental issues.

5.3 The community

The Group contributes to the economic growth of the communities in which it operates by providing efficient and technologically advanced services.

In accordance with its objectives and with the responsibilities it has towards the stakeholders, the Group considers the research and the innovation an essential means to its development and success.

Due to its commercial nature and to the consequent need for the efficiency of the operations, the Group acknowledges the social importance of telecommunications services and endeavours to meet the needs of the entire community, including those of the weakest.

Aware of the importance of the services provided and of the responsibility towards society, the Group maintains a good relationship with local, national and international authorities, based on total cooperation and transparency, in conformity with their respective roles and the economic objectives and with the values of this Code.

The Group destines donations to third parties, in particular to non-profit organizations, through humanitarian, cultural, social and sport initiatives that can add value for shareholders and stakeholders, in compliance with internal policies and procedures.

The Group must not offer contributions or benefits of any kind to political parties or trade unions and to their representatives or candidates, in line with applicable laws and regulations.

The Group believes in a sustainable global growth, in the interest of all stakeholders. Its investment and operations are in agreement with the need to protect the environment and the public health.

5.4. The human resources

The Group recognises the central role of its employees, in the knowledge that their contribution is the main factor for its success and that diversity is an opportunity for growth and development, in a context of equity and mutual trust.

The Group protects its employees' safety and health on the workplace and in the conduct of business, considering the respect for the physical and moral integrity and for the workers' rights to be of fundamental importance.

Personnel management within the Group must aim to ensure equal opportunities and to promote the professional development of each individual. All forms of discrimination or harassment are prohibited and sanctioned, in particular those based on sex, sexual orientation, race, ethnic or social origin, nationality, language, religion, political or other opinions, membership of a national minority, disability, age. The Group condemns the inception or the tolerance of an offensive intimidating working environment.

5.5. The market

The Group recognises the importance of disclosing transparent information about its activities to market, investors and the whole community.

Respecting the confidentiality in running its businesses, the Group holds transparency as a core point in its relationship with shareholders and stakeholders. Information is disclosed to the market and to investors in accordance with the criteria of correctness, transparency and equity of access.

The disclosure of information to third parties must be regulated by specific internal procedures, in accordance with applicable laws and regulations.

ARTICLE 6 – TRANSACTIONS WITH RELATED PARTIES

The activity of the Group must be based on the principles of correctness and transparency. Transactions with related parties, including intra-group transactions, must be based on fair play and must comply with the applicable rules of business conduct set out in internal procedures.

ARTICLE 7 - COMPLIANCE WITH THE CODE

Administrative bodies, board of directors, executives and those who have business relationship with the Group must behave in accordance with laws and regulations, with the provisions of this Code and with the internal procedures of the Group.

The recipients of this Code may not:

- Behave or act in a way that could be considered illegal, although advantageous to Group and/or solely in the interest of one particular company of the Group. In no case the pursuit of this interest or benefit will justify a conduct that breaches the provisions of this Code. It is prohibited receiving, ordering, paying and offering, directly or indirectly, payments, gifts or benefits of any kind, to or from third parties, government agents or privates, which exceed a reasonable amount and could be interpreted as a way to improperly influence an agent's choice or to obtain an improper advantage
- Pursue their personal or third parties' interests to the detriment of the company they work for
- Explore improperly, for personal or third parties' interests, the name or reputation of the company they work for or the name and reputation of the Group or any information/business opportunity they have knowledge of, as a result of their functions

- Use the company's assets for purposes other than those they are intended for.

The recipients of this Code refrain from acts and activities (paid or not) incompatible with the obligations deriving from their relationship with the company they work for.

The recipients of this Code report every conflict of interests (direct or indirect) with respect to the company they work for or to other Group companies; the report is filed even if only in the doubt of a conflict of interest's situation.

The recipients of this Code contribute actively against any form of corruption, in accordance with the principles of integrity, transparency and uprightness, in line with the Group's internal policies and procedures.

ARTICLE 8 - CONFIDENTIALITY OF INFORMATION AND PROTECTION

The recipients of this Code ensure the confidentiality of any information obtained or processed in the exercise of their functions, in compliance with the procedures on classification and management of confidential information. The process of confidential information, especially the price sensitive information, is carried out in accordance with applicable laws, regulations and internal procedures.

The recipients of this Code protect the information of or obtained by the Group as a result of business relationships and avoid its misuse, ensuring that the process of personal information respects the rights of the information owner and the need to know principle.

ARTICLE 9 - COMPLIANCE WITH THE CODE

The Group implement policies, procedures, and internal guide lines to ensure that the objectives and principles of this Code are put into practice by all of its employees in each of the Group companies and that every violation is dealt with by a disciplinary action process.

Employees, contractors, consultants and third parties in business relationship with the Group must promptly inform the Audit Department in any case of:

- Any violation or inducement to violate applicable laws and regulations, the prescriptions of this Code or of internal procedures
- Any irregularity or negligence in keeping accounting records and fulfilling obligations related to financial or internal management reports
- Any requests of clarification regarding the assessment of their conduct or the conduct of others and any gap in the Code or proposals for amendments and/or integrations.

The Audit Department must verify any report to confirm the events and take the appropriate actions, inclusive the indication of a disciplinary action to be applied where provided for by applicable internal procedures, laws, regulations, labour contracts and labour agreements.

Who makes a report in good faith must not suffer any adverse consequence. His/her name must be kept confidential, unless differently provided for by the law.

The Committee for Internal Control and Risk and the Audit Committee must be promptly informed of any report received by the Audit Department and of any action consequently taken.

ARTICLE 10 – MONITORING AND REVISION OF THE CODE

The Code must be periodically reviewed and revised, in agreement with the directions given by the Board of Directors.